EXHIBIT 10.29

                      FOURTH AMENDMENT TO SUBORDINATED NOTE


      This Fourth Amendment to Subordinated Note (the "Fourth Amendment"), effective the first day of May, 2000, is to that certain Convertible Subordinated Promissory Note (the "Subordinated Note") in the original principal sum of SEVEN MILLION AND NO/100 DOLLARS ($7,000,000.00) dated on or about April 30, 1996, executed by LASERMEDICS, INC., a Texas corporation (the "Company") and payable to MAXXIM MEDICAL, INC., a Delaware corporation (the "Holder").

                                R E C I T A L S

      WHEREAS, the Company executed and delivered the Subordinated Note to the Holder;

      WHEREAS, the Subordinated Note is subject to the terms and conditions of that certain Subordination Agreement between the Company, Comerica Bank-Texas, a Texas banking association, and the Holder;

      WHEREAS, the Holder hereby warrants and represents that it is still the owner and holder of the Subordinated Note;

      WHEREAS, the Holder and the Company have agreed to modify and amend the Subordinated Note as hereinafter provided, and have obtained the consent of Comerica Bank-Texas to such amendment, all in the manner hereinafter described.

      1. AMENDMENT TO SUBORDINATED NOTE - INTEREST. Article II, Section 2.1 entitled "Interest" and Article II, Section 2.3, entitled "Redemption", of the Subordinated Note is hereby modified and amended as follows:

            (a) 2.1 INTEREST - PAST DUE. All past due interest installments and all interest installments which become due prior to May 1, 2000, are hereby deferred and shall not be payable until MAY 1, 2002.

            (b) 2.1 INTEREST - PAYABLE MAY 1, 2000, THROUGH NOVEMBER 1, 2001. The interest installment which is due on May 1, 2000 and those which become due through November 1, 2001 are hereby deferred and shall not be due and payable until MAY 1, 2002.

      NOTWITHSTANDING THE FOREGOING, any interest installment deferred pursuant to this Fourth Amendment shall be considered due and owing for purposes of
Section 4.1, thereby entitling the Holder to convert such deferred interest installment into fully paid and nonassessable shares of Common Stock of the Company, all in the manner provided for in Section 4.1 of the Subordinated Note. In calculating the Conversion Price, the deferral of interest in the manner provided in the Fourth Amendment shall not constitute an Event of Default. Once converted, the deferred interest installment would be deemed paid.

      2. AMENDMENT TO SUBORDINATED NOTE - REDEMPTION. Article II, Section 2.3 entitled "Redemption", of the Subordinated Note is hereby modified and amended as follows:

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            (a)   2.3.2 MANDATORY REDEMPTION - PAST DUE. All past due principal redemption payments and all mandatory principal redemptions which become due prior to May 1, 2000, are hereby deferred and shall not be due and payable until MAY 1, 2002.

            (b) 2.3.2 MANDATORY REDEMPTION - DUE MAY 1, 2000. The principal redemption payments due May 1, 2000 and May 1, 2001 are hereby deferred and shall not be due and payable until MAY 1, 2002.

            No penalty, default or additional interest shall be payable by the Company as a result of this Amendment.

      3. RATIO TEST FOR DEFERRED INTEREST AND/OR DEFERRED REDEMPTION PAYMENTS. A new Section 2.5 is added to the Subordinated Note to read as follows:

            SECTION 2.5 RATIO TEST FOR DEFERRED INTEREST AND DEFERRED REDEMPTION PAYMENTS. At such time as the Company achieves, a Cash Flow Coverage ratio of 1.75 to 1.0 provided, that there then exist no default by the Company under its credit agreement with Comerica Bank-Texas, and further provided that the payment of any deferred interest or deferred redemption payment would not result in any default thereunder, the Borrower shall pay in cash any interest or redemption payment which was deferred pursuant to the terms of the Fourth Amendment (provided the same had not previously been Converted to stock) so long as the same is paid in a month when the Company has achieved a Cash Flow Coverage ratio of 1.75 to 1.0.

            For purposes hereof, "Cash Flow Coverage" means the sum of net income, plus depreciation, plus amortization and interest expense, divided by the sum of current maturities of long term debt, plus current maturities of capital leases, plus interest expense, plus non-finance capital expenditures, to be calculated on a rolling three (3) month basis.

      4. ACCELERATION. Article II of the Subordinated Note is hereby amended by adding a new Section 2.6 thereto to read as follows:

            SECTION 2.6 ACCELERATION. In the event that the indebtedness owing by the Company to Comerica Bank-Texas is repaid in full prior to May 1, 2002, all payments of interest and all mandatory principal redemptions payments deferred pursuant to the provisions of the First, Second and Third Amendment to Subordinated Note shall then be immediately due and payable in full.

      5. RATIFICATION. Except as herein above amended, the Subordinated Note remains in full force and effect.

      6. COUNTERPARTS. This Amendment may be executed in any number of counterparts, but all of which when taken together shall constitute one and the same instrument.

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      EXECUTED this 25TH day of May, 2000, but effective as of May 1, 2000.


                                    MAXXIM MEDICAL, INC.,
                                    a Delaware corporation



                                    By: /s/ MARK SELLERS
                                    Name:   MARK SELLERS
                                    Title:  VICE CHAIRMAN & CFO



                                    HENLEY HEALTHCARE, INC.
                                    a Texas corporation (formerly known as
                                    Lasermedics, Inc.)


                                    By: /s/ JAMES STURGEON
                                            James Sturgeon
                                            Director of Finance


Acknowledged and Agreed to
this 30TH day of JULY, 2000

COMERICA BANK-TEXAS,
a Texas Banking Association


By: /s/ ROBIN KAIN
        Robin Kain
        Vice President